UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2011

Clenergen Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-130286	20-2781289
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3753 Howard Hughes Parkway
Suite 200, Las Vegas NV	89169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 702 784 5921

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment - Use of Terminology

Throughout this Current Report on Form 8-K, the terms “we,” “us” and “our” refers to the registrant, Clenergen Corporation, and, where applicable, its wholly-owned subsidiaries, on a consolidated basis.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02	Unregistered Sales of Equity Securities.

On May 23, 2011, we obtained a loan in the amount of $300,000 from TCA Global Credit Master Fund, LP, a limited partnership organized under the laws of the Cayman Islands (“TCA”).  The loan is evidenced by a promissory note, dated May 21, 2011 (the “Note”), in the principal amount of $300,000.  The maturity date of the Note is November 21, 2011, with acceleration of such maturity date limited to non-payment and bankruptcy events, and material noncompliance with the Note or Pledge Agreement (as defined below).  The Note provides for interest at the rate of 10% per annum, payable on the maturity date, or, in the event of prepayment, on the date we repay the entire principal balance of the loan.  The Note requires a payment of $22,500 (7.5% of the original principal amount of the Note) as a loan commitment fee (a $6,000 portion of this amount was deducted by TCA when tendering to us the loan proceeds.).  We also paid TCA $7,500 as a due diligence review fee and an additional $7,500 to reimburse TCA for its legal fee in connection with the loan.  We were also obligated to pay $1,050 in documentary stamp and intangible taxes to the Florida Department of Revenue.  We received net proceeds of $277,950 on Thursday, May 26, 2011.  At maturity, we will be required to pay TCA the aggregate sum of $331,500, as the principal repayment, deferred commitment fee and interest.

As security for the repayment of our obligations to TCA in connection with the loan transaction, we entered into a Pledge and Escrow Agreement, dated May 21, 2011 (the “Pledge Agreement”), with TCA.  Pursuant to the Pledge Agreement, we irrevocably pledged 5,000,000 shares (each, a “Pledged Share”) of our common stock, $0.001 par value per share, to TCA.  The Pledged Shares are being held in escrow by TCA’s legal counsel.  In the event we fail to satisfy our repayment and other loan obligations to TCA, TCA will have the right to sell all or a portion of the Pledged Shares and apply the proceeds of such sales, net of any selling commissions, to the unpaid obligations owed to TCA including, without limitation, outstanding principal, accrued and unpaid interest, applicable legal fees, the deferred loan commitment fee, and any other documents owed to TCA by us.  Any Pledged Shares not so sold by TCA to raise the amount necessary to satisfy our obligations to TCA will be returned to us for cancellation.

We intend to use the proceeds to fund a deposit on a biomass power plant acquisition and for general working capital purposes.  We intend to seek additional capital to further fund our business and development plan.  There can be no assurances given that we will be successful in obtaining additional capital or, if we were successful, that any funding will be on terms favorable to us.

We believe that the pledge to TCA of the Pledged Shares upon TCA’s funding of its loan to us is exempt from the registration requirements of the Securities Act by reason of the exemption from registration available under Section 4(2) of the Securities Act due to the fact that the issuance of such shares was conducted in a transaction not involving any public offering.

Item 9.01                      Financial Statement and Exhibits.

The following exhibits are being filed as part of this Current Report on Form 8-K.

Exhibit
Number	Exhibit Description
10.1	Promissory Note of Clenergen Corporation, dated May 21, 2011, in the principal amount of $300,000 and payable to TCA Global Credit Master Fund, LP.
10.2	Pledge and Escrow Agreement, dated as of May 21, 2011, by and among Clenergen Corporation, TCA Global Credit Master Fund, LP and David Kahan, P.A.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2011	Clenergen Corporation

	By:	/s/ Mark Quinn
Mark Quinn
Executive Chairman of the Board